UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2021

Altus Midstream Company

(Exact name of registrant as specified in its charter)

Delaware	001-38048	81-4675947
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Post Oak Central, 2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value	ALTM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Contribution Agreement

On October 21, 2021, Altus Midstream Company (the “Company”) entered into a Contribution Agreement (the “Contribution Agreement”) with Altus Midstream LP, a Delaware limited partnership and subsidiary of the Company (the “Partnership”), New BCP Raptor Holdco, LLC, a Delaware limited liability company (“Contributor”), and solely for the purposes set forth therein, BCP Raptor Holdco, LP, a Delaware limited partnership (“Raptor”). The Contribution Agreement provides that Contributor will contribute all of the equity interests of Raptor and BCP Raptor Holdco GP, LLC, a Delaware limited liability company and the general partner of Raptor, to the Partnership in exchange for 50,000,000 common units representing limited partner interests in the Partnership (“Partnership Common Units”) and 50,000,000 shares of Class C common stock, par value $0.0001 per share, of the Company (“Class C Common Stock”). The transactions contemplated by the Contribution Agreement are referred to herein as the “Transactions.”

The closing of the Transactions is subject to a number of customary conditions, including, among others, the approval by the Company’s stockholders of the Contribution Agreement and the Transactions for purposes of complying with applicable listing rules of the Nasdaq Stock Market (“Nasdaq”), expiration or termination of any waiting period under the Hart-Scott-Rodino Act, and approval for listing by Nasdaq of the shares of Class A common stock, par value $0.0001 per share (together with the Class C Common Stock, the “Company Common Stock”), of the Company issuable upon the exchange of the Partnership Common Units and shares of Class C Common Stock to be issued in the Transactions.

As a result of the Transactions, certain affiliates of Blackstone Inc. will own over 50% of the issued and outstanding Company Common Stock, certain affiliates of I Squared Capital will own over 20% of the issued and outstanding Company Common Stock, Apache Midstream LLC (“Apache Midstream”), a wholly-owned subsidiary of APA Corporation, will own approximately 20% of the issued and outstanding Company Common Stock and the Company’s current stockholders and management will own over 5% of the issued and outstanding Company Common Stock.

The board of directors of the Company has unanimously approved the Contribution Agreement and the Transactions. The Company has agreed to prepare a proxy statement and hold a special meeting of Company stockholders for purposes of approving the Transactions. In connection with the Contribution Agreement, Apache Midstream entered into a voting and support agreement with Contributor, Raptor, and solely for the purposes set forth therein, APA Corporation, whereby Apache Midstream has agreed, among other things and subject to the limitations therein, to vote its shares of Company Common Stock in a manner so as to facilitate consummation of the Transactions.

Pursuant to the Contribution Agreement, the Company has agreed not to initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any competing proposals or offers or to engage in or continue any discussions or negotiations relating to, or in furtherance of a competing proposal, in each case subject to certain exceptions. The Board of Directors of the Company (the “Company Board”) may change its recommendation to the Company’s stockholders in response to certain competing proposals, as specified in the Contribution Agreement, or in response to an intervening event, in each case if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the Company’s stockholders under applicable law, subject to complying with notice, and other specified, conditions, including giving Contributor the opportunity to propose revisions to the terms of the Contribution Agreement during a period following such notice.

The Contribution Agreement contains termination rights for each of the Company and Contributor, including, among others, (i) a termination right for the Company and Contributor if the consummation of the Transactions does not occur on or before June 30, 2022, subject to certain exceptions or (ii) if Stockholder Approval is not obtained in accordance with the terms of the Contribution Agreement.

If Contributor terminates the Contribution Agreement (x) prior to the Stockholder Approval, if the Company Board changes its recommendation or (y) if the Company or its subsidiaries or a director or officer of APA Corporation, the Company or their respective subsidiaries breached the non-solicitation obligations in any material respect, or if either the Company or Contributor terminates the Contribution Agreement in the event the Stockholder Approval is not obtained at the special meeting of the Company’s stockholders at a time in which the Contributer would have been entitled to terminate and receive the fee pursuant to clause (x) above, then the Company is required pay a termination fee of $60,000,000 to Contributor.

The above description of the Contribution Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Contribution Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

The Contribution Agreement and the above description have been included in this Current Report on Form 8-K to provide investors and stockholders with information regarding the terms of the Contribution Agreement. They are not intended to provide any other factual information about the Company, the Partnership, Raptor, or their respective subsidiaries, affiliates, businesses, or equityholders. The representations, warranties, and covenants contained in the Contribution Agreement were made only for purposes of the Contribution Agreement and as of specific dates; were solely for the benefit of the parties to the Contribution Agreement; and may be subject to limitations agreed upon by the parties thereto, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Investors should be aware that the representations, warranties, and covenants or any description thereof may not reflect the actual state of facts or condition of the Company, the Partnership, Contributor, Raptor, or any of their respective subsidiaries, affiliates, businesses, or equityholders. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Contribution Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated into this Item 3.02 by reference. The Company intends to issue the Class C Common Stock to Contributor in reliance on the exemption from registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof.

Item 7.01.	Regulation FD Disclosure.

On October 21, 2021, the Company issued a press release announcing its entry into the Contribution Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Also, on October 21, 2021, the Company posted a presentation to its website relating to the proposed Transactions, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1*	Contribution Agreement, dated October 21, 2021, by and among Altus Midstream Company, Altus Midstream LP, New BCP Raptor Holdco, LLC, and BCP Raptor Holdco, LP.

99.1	Press Release of Altus Midstream Company, dated October 21, 2021.

99.2	Presentation of Altus Midstream Company, dated October 21, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Schedules and exhibits to this exhibit have been omitted, pursuant to Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed Transactions, the Company intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) and also plans to file other relevant documents with the SEC regarding the proposed Transactions. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You may also obtain the Company’s documents on its website at www.altusmidstream.com.

PARTICIPANTS IN THE SOLICITATION

The Company its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Transactions. Information about the Company’s directors and executive officers is available in the Company’s proxy statement dated April 23, 2021, for its 2021 annual meeting of shareholders. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed Transactions when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the Company using the sources indicated above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this Current Report on Form 8-K, including, without limitation, statements about the Company’s, the Partnership’s, Raptor’s and Contributor’s respective ability to effect the Transactions; the expected benefits of the Transactions; future dividends; and future plans, expectations, and objectives for the Company’s operations after completion of the Transactions, including statements about strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” “potential,” “prospect,” “should,” “would,” or similar terminology, but the absence of these words does not mean that a statement is not forward looking.

While forward-looking statements are based on assumptions and analyses made by the Company that the Company believes to be reasonable under the circumstances, whether actual results and developments will meet expectations and predictions depend on a number of risks and uncertainties which could cause actual results, performance, and financial condition to differ materially from expectations. See “Risk Factors” in the Company’s Annual Report Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC for a discussion of risk factors that affect the Company’s business. Any forward-looking statement made in this Current Report on Form 8-K speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTUS MIDSTREAM COMPANY

Date: October 21, 2021	/s/ Ben C. Rodgers
Ben C. Rodgers
Chief Financial Officer and Treasurer